Exhibit 10.29


                                 Judicate, Inc.
                         200 S. Broad Street, Suite 800
                             Philadelphia, PA 19102



                                                               December 29, 1995


Mr. Paul L. Burton
57 East 73rd Street
New York, New York 10021


Dear Paul:

         Please be advised that your obligations in connection with a Demand
Note in favor of the Company for $125,000 (representing the full purchase price for 200,000 shares of the Company's Common Stock which you exercised options to purchase in April 1995), and your obligations for outstanding amounts due the Company for certain expenses paid by the Company on your behalf in the aggregate amount of $69,228, have been satisfied by Gulfstream Financial Group, Inc. and Phillip D. Schwiebert, subject to your resignation as an officer and director of the Company.

         Please indicate your acceptance and resignation below.


                                          Sincerely,

                                          /s/  Dominic A. Polimeni
                                          -----------------------------------
                                          Dominic A. Polimeni
                                          President and Chief Operating Officer


To the Board of Directors
Judicate, Inc.

         I hereby accept the arrangement described above regarding the above mentioned obligations to the Company, and I hereby resign as an officer and director of Judicate, Inc., effective immediately, without further compensation and acknowledge that no other amounts are owed to the Company or are due to me.


By: /s/ Paul L. Burton                                   Date:  January 12, 1996
    -----------------------------
       Paul L. Burton